Exhibit 99.1

PDL BioPharma Announces Completion of Strategic Review Process

Will Pursue Monetization of its Assets and Optimal Means of Returning Proceeds to Shareholders;
Will Cease Making Additional Strategic Acquisitions and Investments

Board Authorizes Repurchase Program to Acquire up to $200 Million of Outstanding PDL Stock and Convertible Notes

Conference Call at 9:00 am Eastern Time Today

INCLINE VILLAGE, Nev., Dec. 9, 2019 - PDL BioPharma, Inc. ("PDL" or the "Company") (Nasdaq: PDLI) announced today that it has completed the strategic review process that it initiated in September. As a result, the Company has decided to halt the execution of its growth strategy, cease additional strategic investments and pursue a formal process to unlock value by monetizing the Company’s assets and returning net proceeds to shareholders.

The process will be led by PDL’s management team and overseen by a newly formed committee of its Board of Directors. PDL will explore a variety of potential transactions, including a sale of the Company, divestiture of its assets or businesses, a spin-off transaction, a merger or a combination thereof. Net proceeds obtained from any such transaction will ultimately be distributed to PDL’s shareholders in the form of share repurchases, dividends or other means to be determined. The process will be conducted in a disciplined and cost-effective manner that seeks to maximize returns to shareholders. The Company has not yet established a definitive timeframe for completing this process. BofA Securities and MTS Health Partners, L.P. acted as financial advisors to the Company in connection with its strategic review.

Dominique Monnet, President and CEO of PDL, said, “Today’s announcement reflects our efforts to continually assess and do what is best for our shareholders. Although there is potential to build significant value with the Company’s current healthcare growth strategy, we recognize the inherent execution risk and the long-term nature of such an approach. After a careful and thorough review of our strategic options, we have concluded that a monetization process will unlock value more quickly and with greater certainty for the benefit of all PDL shareholders. Accordingly, we will cease additional strategic investments and instead will look to monetize our high-quality asset portfolio and distribute net proceeds to our shareholders.”

Dr. Barry Selick, chairman of the Board of PDL, said, “The Board has worked diligently with PDL’s leadership team and our advisors to evaluate a full range of alternatives to optimize the value of our assets. The decision we announced today is consistent with our 30-year track record of shareholder value creation. On behalf of the entire Board, I would like to thank our team for their hard work and success assembling a high-quality portfolio of assets and leading the optimum way forward in the best interest of our shareholders.”

As it implements the plan described above, PDL will continue to support the continued growth of LENSAR and the development of its second-generation technology. PDL believes Evofem is well-positioned for continued success and is confident in the value of its investment in that company.

The Company noted that there can be no assurance that one or more transactions will result from this process. PDL does not intend to comment further on the process unless and until it determines that it is necessary or appropriate to do so.

PDL Board of Directors Authorizes Common Stock and Convertible Note Repurchase Program

In conjunction with today’s announcement, PDL’s Board has authorized the repurchase of issued and outstanding shares of the Company's common stock and convertible notes up to an aggregate value of $200 million. PDL has engaged BofA Securities to assist the Company in this repurchase program. Purchases may be made in open-market transactions, in block transactions on or off an exchange, in privately negotiated transactions or by other means as determined by PDL's management and in accordance with the regulations of the Securities and Exchange Commission. The repurchase program does not obligate PDL to acquire any specific number of shares or notes and may be suspended or terminated at any time.

Conference Call and Webcast

PDL will hold a conference call at 9:00 a.m. Eastern time today.

To access the live conference call via phone, please dial 800-608-8202 from the U.S. and Canada or 702-495-1913 internationally. The conference ID is 4166582. A telephone replay will be available beginning approximately one hour after the call through one week following the call and can be accessed by dialing 855-859-2056 from the U.S. and Canada or 404-537-3406 internationally. The replay passcode is 4166582.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of www.pdl.com and select "Events & Presentations."

About PDL BioPharma, Inc.

Throughout its history, PDL's mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma. For more information please visit www.pdl.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's assets and business are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2019 and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Contacts

Investors
Okapi Partners
Mark Harnett
212-297-0720

Media
Reevemark
Renée Soto / Hugh Burns / Nicholas Leasure
212-433-4600